Exhibit 99.1

Reliance Global Group Reports Second Quarter 2024 Results and Provides Business Update

Spetner Associates Acquisition on Track to Close in Second Half of 2024; Projected to Double Annual Revenue to Approximately $28 Million and Boost AEBITDA

Reliance Forms Real Estate Division Headed up by Successful Real Estate Investor and M&A Executive Abe Miller, to Drive Growth and Diversification

Simplified Capital Structure- Reliance Removes Warrant Overhang to Unlock Shareholder Value

Company to Host Conference Call Today at 4:30 PM Eastern Time

LAKEWOOD, N.J., July 25, 2024 — Reliance Global Group, Inc. (Nasdaq: RELI) (“Reliance”, “we” or the “Company”) today provided a business update and reported financial results for the three and six months ended June 30, 2024.

Ezra Beyman, Reliance’s Chairman and Chief Executive Officer, commented, “We are pleased to report consistent and sustained revenue levels for the first three and six months ended June 30, 2024, with revenues of $3.2 million and $7.3 million, which represent 1% and 3% growth from the same periods in the prior year, respectively. We’ve also been decreasing our operating expenses with the Company. As a result, we’ve seen 13% efficiencies for the second quarter of 2024 over the same period in 2023, and our $1.5 million net loss from continuing operations for the second quarter has improved by 62% from the same period in the prior year. AEBITDA, our key non-GAAP metric, came in at a nominal loss of $178,000, or just under 6% of revenues, for the second quarter of 2024.

“Building on the Company’s strong performance in the first quarter, the second quarter of 2024 continued our trend of sustained organic growth. Throughout the quarter, we continued to emphasize our foundational ‘OneFirm’ strategy, uniting our nine owned and operated agencies nationwide to function as one cohesive business unit. OneFirm has provided the Company with access to higher commission tiers and has created broad cross-selling opportunities which has, and we believe will continue to, drive material revenue growth. Additionally, cross-collaboration is a key OneFirm initiative and spotlights cross-utilization of our exceptional talent employed across our organization, in addition to promoting enhanced data access and sharing and the segmentation of specialized support services. As part of OneFirm, we continue to consolidate our vendor relationships and contracts, thereby reducing our overall operating spend, as is illustrated in our second quarter financial results.”

“The pending acquisition of Spetner Associates, which we now believe will be even more impactful than we initially expected, continues to progress smoothly toward an anticipated closing in the second half of 2024. Since first announcing our acquisition plans, Spetner’s BenManage voluntary benefit insurance segment has experienced impressive growth, now covering over 85,000 employees, a significant increase from their 45,000 covered employees when we initially announced the planned transaction. This acquisition will be one of the largest in our Company’s history and will mark a pivotal moment for Reliance, with projections suggesting it will close to double our annual revenues to around $28 million and significantly boost our AEBITDA. We believe that Spetner’s wide array of unique voluntary benefits programs and its extensive market reach offer considerable synergistic opportunities, especially in expanding our personal insurance lines through the RELI Exchange platform.”

Mr. Beyman continued, “In early July, we initiated the formation of a new division within Reliance focused on acquiring multi-family and commercial real estate properties. Abe Miller, a successful real estate investor and M&A executive, has joined the Company to lead this division and provide strategic guidance for our future real estate projects. With a remarkable track record that includes creating a $3 billion real estate portfolio through strategic acquisitions, his expertise in enhancing asset value and navigating complex market dynamics to generate substantial investment returns will be invaluable. We anticipate that the new real estate division, set to launch following the closing of the Spetner acquisition, will align perfectly with our strategy of pursuing accretive and cash flow-positive deals, an area where we have a proven track record, especially in the insurance brokerage sector. Additionally, we expect this division to broaden our Company’s portfolio by diversifying into multiple business lines and asset categories. Through this expansion into real estate, we expect that Reliance will be well positioned to leverage non-dilutive financing sources, supported by the intrinsic value of the assets and our operational cash flows.

“Finally, as previously announced, pursuant to exercises of all outstanding Series B and Series G warrants, Reliance has vastly simplified its capital structure by removing the Series B derivative instrument from its balance sheet, and by eliminating the potentially perceived significant warrant overhang which may also have adversely impacted our publicly traded share price. We are confident that our enhanced capital table will resonate well with our current shareholders and future investors, as we continue to advance our key initiatives through 2024 and beyond.”

Mr. Beyman concluded, “Our mission remains to build a multi-billion dollar, highly profitable business enterprise that delivers substantial returns to our shareholders. We are confident that the developments and efforts discussed herein, firmly set us on this trajectory and we look forward to continuing this onward journey with mutually beneficial financial results.”

Conference Call

Reliance Global Group will host a conference call today at 4:30 PM Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2024, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free +1 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and entering access code 246542. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2381/50932 or on the investor relations section of the Company’s website, https://relianceglobalgroup.com/events-and-presentations/.

A webcast replay will be available on the investor relations section of the Company’s website at https://relianceglobalgroup.com/events-and-presentations/ through July 25, 2025. A telephone replay of the call will be available approximately one hour following the call, through August 8, 2024, and can be accessed by dialing +1 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code 50932.

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (NASDAQ: RELI) is an InsurTech pioneer, leveraging artificial intelligence (AI), and cloud-based technologies, to transform and improve efficiencies in the insurance agency/brokerage industry. The Company’s business-to-business InsurTech platform, RELI Exchange, provides independent insurance agencies an entire suite of business development tools, enabling them to effectively compete with large-scale national insurance agencies, whilst reducing back-office cost and burden. The Company’s business-to-consumer platform, 5minuteinsure.com, utilizes AI and data mining, to provide competitive online insurance quotes within minutes to everyday consumers seeking to purchase auto, home, and life insurance. In addition, the Company operates its own portfolio of select retail “brick and mortar” insurance agencies which are leaders and pioneers in their respective regions throughout the United States, offering a wide variety of insurance products. Further information about the Company can be found at https://www.relianceglobalgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions and include statements such as the Company having built a best-in-class InsurTech platform, making RELI Exchange an even more compelling value proposition and further accelerating growth of the platform, rolling out several other services in the near future to RELI Exchange agency partners, building RELI Exchange into the largest agency partner network in the U.S., the Company moving in the right direction and the Company’s highly scalable business model driving significant shareholder value. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere and risks as and uncertainties related to: the Company’s ability to generate the revenue anticipated and the ability to build the RELI Exchange into the largest agency partner network in the U.S., and the other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as the same may be updated from time to time. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and other subsequent filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: RELI@crescendo-ir.com

INFORMATION REGARDING A NON-GAAP MEASURE

We exclude the following items when calculating AEBITDA, and the following items define our non-GAAP financial measure AEBITDA:

●	Interest and related party interest expense: Unrelated to core Company operations and excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Depreciation and amortization: Non-cash charge, excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Goodwill and/or asset impairments: Non-cash charge, excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Equity-based compensation: Non-cash compensation provided to employees and service providers, excluded to provide more meaningful supplemental information regarding the Company’s core cash impacted operational performance.
●	Change in estimated acquisition earn-out payables: An earn-out liability is a liability to the seller upon an acquisition which is contingent on future earnings. These liabilities are valued at each reporting period and the changes are reported as either a gain or loss in the change in estimated acquisition earn-out payables account in the consolidated statements of operations. The gain or loss is non-cash, can be highly volatile and overall is not deemed relevant to ongoing operations, thus, it’s excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Recognition and change in fair value of warrant liabilities: This account includes changes to derivative warrant liabilities which are valued at each reporting period and could result in either a gain or loss. The period changes do not impact cash, can be highly volatile, and are unrelated to ongoing operations, and thus are excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Other income (expense), net: Includes non-routine income or expenses and other individually de minimis items and is thus excluded as unrelated to core operations of the company.
●	Transactional costs: This includes expenses related to mergers, acquisitions, financings and refinancings, and amendments or modification to indebtedness. Thes costs are unrelated to primary Company operations and are excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Non-recuring costs: This account includes non-recurring non-operational items, related to costs incurred for a legal suit the Company has filed against one of the third parties involved in the discontinued operations and was excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Loss from discontinued operations before tax: This account includes the net results from discontinued operations, and since discontinued, are unrelated to the Company’s ongoing operations and thus excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.

The following table provides a reconciliation from net loss to AEBITDA for the periods ended June 30, 2024, and June 30, 2023:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net loss	$(1,489,395)	$(1,055,286)	$(6,836,057)	$(2,843,824)
Adjustments:
Interest and related party interest expense	403,495	422,058	813,780	815,091
Depreciation and amortization	469,788	655,449	1,003,941	1,309,227
Asset impairment	-	-	3,922,110	-
Share-based compensation to employees, directors and service providers	333,897	413,362	488,808	457,158
Change in estimated acquisition earn-out payables	-	543,233	47,761	1,019,925
Other (income) expense, net	(11)	16,979	(22)	13,297
Transactional costs	119,203	-	373,096	-
Nonrecurring costs	45,724	47,513	90,963	47,513
Recognition and change in fair value of warrant liabilities	(60,667)	1,592,509	(156,000)	(2,673,723)
(Income) loss from discontinued operations before tax	-	(2,814,445)	-	1,846,048
Total adjustments	1,311,429	876,657	6,584,437	2,834,536

AEBITDA	$(177,966)	$(178,630)	$(251,620)	$(9,288)